RECORDKEEPING SERVICES AGREEMENT

     This Agreement is entered into as of October __, 2004 among American United Life Insurance Company (the "Service Provider"), and each of the investment companies comprising the Lord Abbett Family of Funds, including each separate investment portfolio, whether existing at the date of this Agreement or established subsequent thereto (each a "Fund," and collectively, "Funds").

     The Service Provider provides recordkeeping services, including reporting and processing services, to qualified and non-qualified employee retirement and/or benefit plans as defined in each Fund's prospectus ("Plans"). It is contemplated that an investment adviser, trustee, sponsor or administrative committee of a Plan (a "Plan Representative") will invest on behalf of Plan participants or offer to Plan participants the opportunity to invest their assets in Class P shares of one or more of the Funds ("Shares").

     The Service Provider and the Funds desire to facilitate the purchase and redemption of Shares of the Funds through one or more accounts (not to exceed one per Plan) in each Fund (an "Account") established by the Service Provider through the Fund's designated transfer agent in the name of the Plans, subject to the terms and conditions of this Agreement.

     Accordingly, the parties hereto agree as follows:

1. Services. The Funds shall make Shares available to the Plans at net asset value in accordance with the terms and conditions of each Fund's then-current prospectus and statement of additional information. The Service Provider shall provide Plan participant recordkeeping services with respect to the Accounts which may include: (a) providing necessary personnel and facilities to establish and maintain Plan participant accounts and records; (b) recording Plan participant account balances and changes thereto, including debits and credits to such accounts in the form of cash, dividends and shares of the Funds; (c) arranging for the wiring of funds; (d) providing statements to the Plans and Plan participants; (e) furnishing proxy materials, periodic Fund reports to shareholders, prospectuses and other communications to Plan participants as required; (f) transmitting Plan participant transaction information; (g) providing to the Distributor (as defined in Section 3 below) or the Funds such information as they may reasonably request in order to assist the Funds in their compliance with state securities laws; and (h) providing to each Plan or Plan participant, as appropriate, such reports or information as may be required by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Funds will recognize each Account as a single shareholder and as an unallocated account in each Fund, and will not be responsible for maintaining separate accounts for Plan participants.

2. Pricing Information. The Funds or their designee shall furnish the Service Provider, with respect to each Fund, (a) net asset value information as of the close of regular trading on the New York Stock Exchange (normally 4:00 p.m. Eastern Time) or as of such other time as a Fund's net asset value is calculated as specified in such Fund's prospectus ("Close of Trading") on each business day that the New York Stock Exchange is open for business ("Business Day"), (b) dividend and capital gains information as it becomes available, and (c) in the case of income funds, the daily accrual for interest rate factor (mil rate). The Funds or their designee shall use its best efforts to provide such information to the Service Provider by means of electronic transmission or other mutually acceptable means by 7:00 p.m. Eastern Time on each Business Day.

3. Orders and Settlement. (a) Upon the receipt of instructions from Plan participants or Plan Representatives, the Service Provider will calculate order allocations among the relevant Funds and transmit to the Funds' transfer agent orders to purchase or redeem Shares for specified Accounts on the basis of those instructions. To the extent not inconsistent with applicable regulatory requirements, the Service Provider agrees that orders for net purchases or net redemptions of Shares derived from instructions received in proper form by the Service Provider from Plan participants or Plan Representatives prior to the Close of Trading on any given Business Day will be processed at the net asset value calculated on that Business Day in the evening and transmitted to the Fund's transfer agent by 8:00 a.m. Eastern Time on the next Business Day. To the extent not inconsistent with applicable regulatory requirements, the Business Day on which instructions are received by Close of Trading in proper form by the Service Provider from Plan participants or Plan Representatives shall be the date as of which Shares shall be purchased and redeemed as a result of such instructions. Instructions received in proper form by the Service Provider from Plan participants or Plan Representatives after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day. In connection with the foregoing, attached as Schedule A to this Agreement is a certification regarding the Service Provider's internal procedures and policies regarding the timely handling of Fund orders, which the Service Provider shall execute and deliver to the Funds upon the execution and delivery of this Agreement and adhere to throughout the term of this Agreement.

(b) The Service Provider agrees that payment for net purchases of Shares attributable to all orders executed for the Accounts on a given Business Day will be wired no later than 12:00 p.m. Eastern Time by the Service Provider to a custodial account designated by the Funds, their transfer agent or other designee on the same Business Day such purchase orders are transmitted to the Fund's transfer agent. The Funds agree that payment for net redemptions of Shares attributable to all orders executed for the Accounts on a given Business Day will be wired by the Funds or their designee on the Business Day such redemption orders are transmitted to the Funds' transfer agent to an account designated by the Service Provider no later than 12:00 p.m. Eastern Time; provided, however, that a Fund may, if necessary, delay redemption of Shares to the extent permitted by the Investment Company Act of 1940, as amended (the "1940 Act").

(c) Dividends and capital gain distributions will be reinvested automatically at net asset value in accordance with each Fund's then-current prospectus unless the Service Provider indicates that such dividends and distributions are to be paid in cash. For each Account in which the Service Provider receives cash dividends from the Funds for payment to shareholders, the Service Provider shall be solely responsible for ensuring that all such cash dividends are paid to shareholders in a timely manner. Any liabilities arising from such cash dividend payments reported by shareholders as lost, stolen, materially altered or forged shall be the sole responsibility of the Service Provider.

(d) The Service Provider understands and agrees that the Funds may refuse to sell Shares to any person, or suspend or terminate the offering of Shares of any Funds if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Fund, deemed necessary, desirable or appropriate. Without limiting the foregoing, the Funds reserve the right to reject any purchase order, including those purchase orders with respect to shareholders or Accounts whose trading has been or may be disruptive to the Funds or that may otherwise adversely affect the Funds. The Service Provider agrees to use its reasonable best efforts to render assistance, and to cooperate with, the Funds to achieve compliance with the Funds' policies and restrictions on short-term or excessive trading activity as they may be amended from time to time, or to the extent required by applicable regulatory requirements. In particular, the Service Provider understands that certain of the Funds (currently Lord Abbett Global Fund, Inc. - Equity Series, and Lord Abbett Securities Trust
     - Lord Abbett International Opportunities Fund and Lord Abbett International Core Equity Fund) impose redemption fees on the redemption of Shares held for a short period of time as specified in each applicable Fund's prospectus (currently 10 Business Days or less), and the Service Provider agrees that, to the extent it makes such Funds available, it will ensure that any redemption with respect to shareholders or Accounts will comply with such requirements. The Service Provider further understands that there are presently no exceptions to the application of the applicable Funds' redemption fees policies.

(e) NSCC Transactions. If the parties choose to use the system of the National Securities Clearing Corporation ("NSCC"), the following provisions shall apply:

     (i) The Rules & Procedures Manual of the NSCC, including the rules and procedures applicable to the utilization of the Defined Contribution Clearing and Settlement System, as amended from time to time (the "Procedures"), are hereby made a part of this Agreement as if fully set forth herein and shall be a part of each trade cleared by the Service Provider on behalf of or at the request of the Funds. Notwithstanding the contrary provisions of Sections 2 and 3 hereof, the Procedures applicable to the transmission of information and instructions, and the settlement of transactions, shall be followed in all instances. Sections 2 and 3 shall apply as the operational procedures for this Agreement only in the event that the NSCC system is unavailable for whatever reason.

     (ii) The Service Provider agrees that it will not place any trades in Shares through the NSCC unless and until it has entered into a Fund/SERV Agreement with Lord Abbett Distributor LLC (the "Distributor"), the Funds' principal underwriter.

4. Account Information. The Funds, the Distributor or their designee will provide the Service Provider (a) daily confirmations of Account activity within three Business Days after each day on which a purchase or redemption of Shares is effected for the particular account, and (b) quarterly statements detailing activity in each Account within 15 Business Days after the end of each quarter.

5. Maintenance of Records. (a) The Service Provider shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services contemplated by this Agreement and in making Shares available to the Plans. Upon the request of the Funds, the Service Provider shall provide copies of all records relating to transactions between the Plans and the Funds to enable the Distributor, the Funds or their representatives to comply with any request of a governmental body or self-regulatory organization or a Plan or to monitor and review the services of the Service Provider contemplated by this Agreement. The Service Provider agrees that it will permit the Funds, the Distributor or their representatives to have reasonable access to the Service Provider's personnel and records in order to facilitate the monitoring of the quality of the services to be provided under this Agreement. In addition, the Service Provider will provide each of the Funds or the Distributor such information as it may reasonably require to confirm the accuracy of the payments under this Agreement.

(b) The Service Provider agrees at least annually to provide the Funds or their designee with either a SAS 70 report covering its processing procedures or a similar report from an independent auditing firm regarding such procedures in a form that the Service Provider and the Funds reasonably agree upon.

(c) The Service Provider will provide the Funds with such information as they may reasonably require regarding the domicile of the Plans in connection with legal and/or regulatory requirements relating to the reporting of the sale of Shares.

6. Fees. In consideration of the Service Provider's performance of its obligations pursuant to this Agreement, each Fund agrees to pay the Service Provider fees at the rate set forth in Schedule B to this Agreement for Shares held in the Account(s) (the "Recordkeeping Fees"). The Recordkeeping Fees will be calculated by the Funds quarterly based on information provided to the Funds by the Service Provider. The Funds will pay the Service Provider the undisputed amounts within 30 days of their receipt of such information. The Funds may in good faith dispute any aspect of the Service Provider's information, in which case the Funds will make payment to the Service Provider within 30 days of the resolution of such dispute. The Service Provider shall furnish the Funds with any information including Account numbers, Plans and any other supporting documentation or data as the Funds may reasonably request connected with the Recordkeeping Fee payment. In any case, no fee shall be paid under this Agreement with respect to Shares for which a Fund is obligated to pay fees to another entity for similar services as those provided by the Service Provider under this Agreement.

7. Compliance with Laws. At all times, the Service Provider shall comply with all laws, rules and regulations applicable to it by virtue of entering into this Agreement, including but not limited to those applicable to a transfer agent under the federal securities laws, including, without limitation, all prospectus delivery requirements. The parties agree that the Service Provider may satisfy prospectus delivery requirements by sub-contracting with Plan Representatives. At all times, the Funds shall comply with all laws, rules and regulations applicable to them by virtue of entering into this Agreement. The Service Provider and Plan Representatives, and not the Funds, shall take such action as may be necessary so that the transactions contemplated by this Agreement shall not be deemed to be "Prohibited Transactions" under Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended.

8. Representations and Warranties. Each party represents that it is free to enter into this Agreement and that by doing so it will not breach or otherwise impair any other agreement or understanding with any other person, corporation or other entity. The Service Provider further represents and warrants that:

(a) it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement;

(b) it is registered as a transfer agent pursuant to Section 17A of the Securities Exchange Act of 1934, as amended (the "1934 Act"), is exempt from such registration, or is not deemed to be acting under this Agreement as a "transfer agent" as defined in Section 3(a)(25) of the 1934 Act;

(c) the arrangements and fees provided for in this Agreement will be disclosed to the Plans through their Plan Representatives, to the extent required by applicable laws and regulations;

(d) it is not required to be registered as a broker-dealer under the 1934 Act or any applicable state securities laws as a result of entering into and performing the services set forth in this Agreement;

(e) to the extent applicable, the Service Provider complies, and will continue to do so, in all material respects with any requirements applicable to it relating to confidentiality of investor information, and further it will cooperate with the Funds in providing certifications or information reasonably requested to enable the Funds to perform diligence regarding the Service Provider's compliance to the extent the Funds are required to do so;

(f) to the extent the Service Provider is an institution subject to the Bank Secrecy Act and the USA PATRIOT Act and any future amendments (together, the "AML Acts"), the Service Provider represents and warrants that it will comply with the AML Acts, the rules and regulations under the AML Acts, and the rules, regulations and regulatory guidance of the Treasury Department, the Securities and Exchange Commission, the National Association of Securities Dealers or any other applicable self-regulatory organization (collectively, "AML Rules and Regulations"). If the Service Provider is not an institution subject to the AML Acts as of the date of this Agreement but becomes subject to the AML Acts during the term of this Agreement, the Service Provider represents and warrants that it will comply with applicable AML Rules and Regulations. The Service Provider further represents and warrants that it will assist the Funds and their service providers in making an assessment of the Service Provider's anti-money laundering program, as may be reasonably necessary for the Funds and their service providers to fulfill their responsibilities, if any, relating to their anti-money laundering programs. The Service Provider agrees that it will provide the Funds and their service providers, upon request, with a certification satisfactory to the Funds concerning the Service Provider's compliance with all applicable AML Rules and Regulations and any other information reasonably requested by the Funds or their service providers to assist with compliance with applicable AML Rules and Regulations;

(g) the Service Provider will not (i) submit orders to the Funds pursuant to this Agreement other than with respect to transactions on behalf of Plans, or (ii) submit orders at net asset value except to the extent the Service Provider reasonably believes such trades are eligible to be purchased at net asset value pursuant to the terms of each Fund's prospectus and statement of additional information. In connection with clause (i) above and for purposes of this Agreement, the Service Provider specifically understands and agrees that "Plans" do not include individual retirement accounts or personal trust accounts;

(h) the Service Provider's procedures and/or system for receiving instructions from Plan participants or Plan Representatives are structured and/or designed to ensure that all orders of Shares submitted to the Funds are based on instructions received in proper form by the Service Provider from Plan participants or Plan Representatives prior to the Close of Trading on the same Business Day as the Business Day on which such orders are to be processed and entitled to be purchased or redeemed as a result of such instructions;

(i) the Service Provider will notify the Funds in writing as soon as possible once it knows or should have known that there has been a change to any of the certifications set out in Schedule A to this Agreement; and

(j) the Service Provider agrees to use its reasonable best efforts to render assistance, and to cooperate with, the Funds to achieve compliance with the Funds' policies and restrictions on short-term or excessive trading activity as they may be amended from time to time or to the extent required by applicable regulatory requirements.

     The Funds further represent and warrant that:

(x) they have full power and authority under applicable law, and have taken all action necessary, to enter into and perform this Agreement; and

(y) each Fund is registered as an investment company or series of an investment company under the 1940 Act, and its shares are registered under the Securities Act of 1933, as amended (the "Securities Act").

9. Representations concerning the Funds. The Service Provider and its agents shall not make representations concerning a Fund or Shares except those contained in a Fund's then-current prospectus, statement of additional information or sales literature furnished by the Funds or their designee to the Service Provider, and in then-current sales literature created by the Service Provider and submitted to and approved in writing by the Funds prior to use.

10. Operation of Funds. The Service Provider's performance of its obligations pursuant to this Agreement, including, without limitation, the purchase and redemption of Shares, shall be subject to the terms and conditions set forth in each Fund's prospectus. In no way shall the provisions of this Agreement limit the authority of any Fund to take such action as it may deem appropriate or advisable in connection with all matters relating to the operation of such Fund and the sale of Shares.

11. Expenses. (a) Except as otherwise provided in this Agreement, each party shall bear all expenses incidental to the performance of its obligations pursuant to this Agreement.

(b) Each Fund shall pay the cost of registration of its Shares with the Securities Exchange Commission and in states where required. Each Fund shall distribute or cause to be distributed to the Service Provider its proxy material, periodic Fund reports to shareholders, prospectuses and other material as such Fund may require to be sent to shareholders. The cost of preparing and printing this material shall be paid by the applicable Fund or the Distributor, and the cost of distributing such items shall be borne by the Service Provider or the Plan Representative.

12. Relationship of Parties. (a) Except for the sole and limited purpose of receiving orders for purchases and redemptions of Shares for which the Service Provider will be considered an agent for the Funds (subject to the Service Provider's compliance with Section 3), it is understood and agreed that all services performed hereunder by the Service Provider shall be as an independent contractor and not as an employee or agent of any of the Funds, and none of the parties shall hold itself out as an agent of any other party with the authority to bind such party, other than as specifically provided for in this Agreement.

(b) The Service Provider may hire or make arrangements for subcontractors, agents or affiliates to perform any of the recordkeeping services set forth in this Agreement. The Service Provider shall provide the Funds with written notice of the names of any subcontractors, agents or affiliates the Service Provider hires or arranges to perform such services, and any specific operational requirements that arise as a result of such arrangement. The Service Provider agrees that it is and will be responsible for the acts and omissions of its subcontractors, agents and affiliates, and the indemnification provided by the Service Provider in Section 14 shall be deemed to cover the acts and omissions of such subcontractors, agents and affiliates to the same extent as if they were the acts or omissions of the Service Provider.

13. Use of Names. Except as otherwise expressly provided for in this Agreement, the Service Provider shall not use, nor shall it allow its employees or agents to use, the name or logo of the Funds, the Distributor, any affiliate of the Distributor, or any products or services sponsored, managed, advised, administered or distributed by the Distributor or any of its affiliates, for advertising, trade or other commercial or noncommercial purposes without the express prior written consent of the Funds or the Distributor, respectively.

14. Indemnification. (a) The Service Provider agrees to indemnify and hold harmless the Funds, the Distributor, and each of their directors, partners, trustees, members, officers, employees, agents and each person, if any, who controls them within the meaning of the Securities Act against any losses, claims, damages, liabilities or expenses to which any one of them may become subject insofar as those losses, claims, damages, liabilities or expenses or actions in respect thereof, arise out of or are based on (i) the Service Provider's negligence, bad faith, or willful misconduct in performing its obligations hereunder, or (ii) any material breach by the Service Provider of any provision of this Agreement, including any breach by the Service Provider of a representation or warranty made in this Agreement; and the Service Provider will reimburse the persons indemnified hereunder for any legal or other expenses reasonably incurred, as incurred, by them in connection with investigating or defending such loss, claim or action. This indemnity agreement shall be in addition to any liability that the Service Provider may otherwise have.

(b) The Funds agrees to indemnify and hold harmless the Service Provider and each of its directors, officers, employees, agents and each person, if any, who controls it within the meaning of the Securities Act against any losses, claims, damages, liabilities or expenses to which any one of them may become subject insofar as those losses, claims, damages, liabilities or expenses or actions in respect thereof, arise out of or are based upon (i) a Fund's negligence, bad faith, or willful misconduct in performing its obligations hereunder, or (ii) any material breach by a Fund of any provision of this Agreement, including any breach by a Fund of a representation or warranty made in this Agreement; and the relevant Fund or Funds will reimburse the persons indemnified hereunder for any legal or other expenses reasonably incurred, as incurred, by them in connection with investigating or defending such loss, claim or action. This indemnity agreement shall be in addition to any liability that the Funds may otherwise have.

(c) In the event of any error or delay with respect to information regarding the purchase, redemption, transfer or registration of Shares (including transactions on an as-of-basis, which must be approved and authorized by the Funds and/or the Distributor), the parties agree that each is obligated to make Plans and the Funds, respectively, whole for any error or delay that it causes or that has been caused in connection with any transaction or trade it has transmitted or submitted, subject in each case to the relevant Fund's policies on materiality of pricing errors, if applicable. In addition, each party agrees that neither will receive compensation from the other for the costs of any reprocessing necessary as a result of an error or delay. Each party agrees to provide the other with prompt notice of any errors or delays of the type referred to in this Section.

(d) Notwithstanding any other provision of this Agreement, no Fund shall be liable for any loss, expense, fee, charge or liability of any kind relating to or arising from the actions or omissions of any other Fund or from the application of this Agreement to any other Fund.

(e) The parties understand and agree that the officers and trustees of any Fund are acting only in their capacities as such, and that no officer or trustee of a Fund shall be personally liable for any loss, expense, fee, charge or liability of any kind arising under this Agreement.

(f) If any third party threatens to commence or commences any action for which one party (the "Indemnifying Party") may be required to indemnify another person hereunder (the "Indemnified Party"), the Indemnified Party shall promptly give notice thereof to the Indemnifying Party. The Indemnifying Party shall be entitled, at its own expense and without limiting its obligations to indemnify the Indemnified Party, to assume control of the defense of such action with counsel selected by the Indemnifying Party, which counsel shall be reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the control of the defense, the Indemnified Party may participate in the defense of such claim at its own expense. In the event the Indemnifying Party, after notification by the Indemnified Party of the commencement of an action, does not elect to assume the defense of any such action, the Indemnifying Party will reimburse the Indemnified Party(ies) named a defendant or defendants in such action for the fees and expenses of one single counsel agreed upon by them. In any event, the Indemnifying Party shall not be responsible for any claim settled or compromised, or for any confession of judgment, without its prior written consent, which consent shall not be unreasonably withheld.

15. Termination. Each party may terminate this Agreement on 30 days' prior written notice to the other party. It will be terminated automatically in the event of its assignment as that term is defined in the 1940 Act and the rules and regulations thereunder.

16. Notices. Each notice required by this Agreement shall be given in writing and delivered personally or mailed by certified mail or courier service to the other party at the following address or such other address as each party may give notice to the other:

         If to the Service Provider, to:

                           American United Life Insurance Company
                           One America Square
                           P.O. Box 368
                           Indianapolis, Indiana 46206
                           Attention:  ______________________

         If to any Fund, to:

                           Lord Abbett Distributor llc
                           90 Hudson Street
                           Jersey City, New Jersey 07302
                           Attention:  General Counsel

17. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements fully executed and to be performed therein.

18. Survival. The provisions of Sections 5, 8, 13 and 14 hereof shall survive the termination of this Agreement.

19. Modification. This Agreement may be modified or amended, and the terms of this Agreement may be waived, only by a writing signed by each of the parties.

20. Non-Exclusivity. Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

21. Complete Agreement. This Agreement, together with its accompanying schedules, constitutes the entire Agreement between the parties as to the subject matter hereof. This Agreement supersedes and cancels any and all prior agreements, representations, promises, statements, arrangements, understandings or warranties between the parties with respect to the subject matter herein made prior to the time at which this Agreement has been executed, whether oral or written, express or implied.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first above written.

                                          Lord Abbett Family of Funds



                                     By:  ______________________________________

                                  Name:   Lawrence H. Kaplan
                                 Title:   Vice President and Assistant Secretary


                                          American United Life Insurance Company



                                    By:  _________________________________

                                  Name:  _________________________________

                                 Title:  _________________________________

                                   SCHEDULE A

       Certification Regarding Controls Over Timing Of Mutual Fund Trading

The undersigned company ("we") is responsible for establishing and maintaining effective internal policies and controls, including operational and system controls, with respect to the processing of orders we receive prior to and after the close of the New York Stock Exchange - normally 4:00 p.m. Eastern Time (the "Close of Trading") for the purchase, redemption and exchange of shares of mutual funds ("Fund Orders"), including the mutual funds comprising the Lord Abbett Family of Funds (each, a "Fund").

We have followed all applicable rules and regulations and our internal policies regarding the timely handling of Fund Orders and have maintained effective internal controls over our ability to distinguish and appropriately process Fund Orders received prior to and after the Close of Trading, including operational and systems controls. Specifically, we certify that:

     o Our policies and procedures provide reasonable assurance that Fund Orders we receive prior to the Close of Trading are segregated from Fund Orders we receive after the Close of Trading and are properly transmitted to the Funds (or their agents) for execution at the current day's NAV.

     o Our policies and procedures provide reasonable assurance that Fund Orders we receive after the Close of Trading are properly transmitted to the Funds (or their agents) for execution at the next day's NAV.

     o    Our  policies  and  procedures  provide   reasonable   assurance  that
          transactional information relating to Fund Orders is delivered to the Funds (or their agents) in a timely manner.

     o We have designed procedures to provide reasonable assurance that our policies with regard to the receipt and processing of Fund Orders are complied with. Such procedures either prevent or detect on a timely basis instances of noncompliance with the policy over the receipt and processing of Fund Orders.

     o We have exercised reasonable due diligence to ensure that all relevant third parties, if any, to which we have designated the responsibility to distinguish Fund Orders received prior to and after the Close of Trading have in fact adopted and implemented policies and procedures designed to process Fund Orders in accordance with applicable law, regulation and the relevant Fund's registration statement.

     o All Fund Orders we submit will be for accounts that we reasonably believe to be qualified and non-qualified retirement and/or benefit plans that are eligible to purchase Fund shares at net asset value pursuant to the terms of each Fund's prospectus and statement of additional information.

                                          American United Life Insurance Company



                                      By:  _____________________________________

                                      Print Name:_______________________________

                                      Title: ___________________________________

                                      Date: ____________________________________

                                   SCHEDULE B


     Each Fund agrees to pay Recordkeeping Fees to the Service Provider quarterly at the following annual rate based on the average daily net asset value of the indicated Shares held by the Account(s) for which the Service Provider is providing Services pursuant to this Agreement.

Fund Share Class                    Recordkeeping Fee Rate

Class P                                              0.15%

     No fee shall be paid with respect to Shares held by or on behalf of a Plan prior to the effective date of this Agreement or after the effective date of a termination of this Agreement with respect to such Fund. In addition, no fee shall be paid under this Agreement with respect to Shares of a money market fund. In any case, no fee shall be paid under this Agreement with respect to Shares for which the Fund is obligated to pay fees to another entity for similar services as those provided by the Service Provider under this Agreement. All invoices furnished by the Service Provider to a Fund shall reference all applicable Plans and corresponding Account numbers, and shall be accompanied by such other supporting data as may be reasonably requested by the Funds.